SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14 INFORMATION

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                          CAREER EDUCATION CORPORATION.
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                   (Name of Registrant as Specified in Its Charter)

                                 BOSTIC R STEVEN
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Steve Bostic issued the following press release on May 5, 2006:

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For Immediate Release

    ISS RECOMMENDS SHAREHOLDERS VOTE FOR STEVE BOSTIC'S NOMINEES ON THE BLUE
            PROXY CARD AT CAREER EDUCATION'S UPCOMING ANNUAL MEETING

SEA ISLAND, GA, May 5, 2006 -- Steve Bostic, the beneficial owner of approximately 1% of the outstanding stock of Career Education Corporation (CEC or NASDAQ: CECO), today announced that Institutional Shareholder Services (ISS) recommends that stockholders vote FOR Mr. Bostic's slate of directors, consisting of James Copeland, William Ide and Mr. Bostic on the BLUE proxy card at the company's May 18th Annual Meeting of Stockholders. ISS, one of the nation's leading independent proxy voting advisors, provides voting recommendations to more than 1,500 major institutional funds, mutual funds and fiduciaries.

In its analysis, ISS stated: "Last year, shareholders sent a strong signal of concern and dissatisfaction to the board expressed through a record withhold vote from the management nominees and an overwhelming mandate on the shareholder proposals. Since the 2005 annual meeting, management has taken some steps in the right direction in addressing shareholder concerns over governance and regulatory issues. However, we believe that management has not gone far enough in addressing the shareholder mandate and serious issues remain to be resolved. Since last year's annual meeting, the company came under scrutiny by the ED and AIU was put under "probation" status with SACS. The company's performance hindered by these events has been poor and will continue to suffer if these issues are not resolved expeditiously. Election of the dissident nominees would bring credibility, accountability, and additional oversight to the board in navigating the company through these regulatory issues and to further improve the company's governance practices. As such, we recommend that shareholders support the dissident slate."

Mr. Bostic commented, "We are very pleased that ISS recognizes the need for change at Career Education Corporation, and the commitment of our qualified nominees to take the right steps to restore leadership, integrity and credibility at CEC and put the company back on the right path to restoring stockholder value. Our experienced nominees have a clear vision for the company and specific enterprise transformation plans which we will propose to my fellow independent directors in order to promptly address and resolve the AIU accreditation and probation issues and enhance the quality of the company's performance."

Mr. Bostic concluded, "My fellow nominees and I stand ready to work together with the Board of Directors to identify the real problems that are depressing CEC's market value and to work constructively to substantially improve value for stockholders, both in the short and long term. Management of CEC has for years failed to recognize and address the company's fundamental problems of providing quality education at a fair price. The result is missed earnings, slipping admissions and significant and increasing drop-out rates. If management believes personal attacks on me will either fix these problems, or make me stop fighting for both stockholder and student value, they are sadly mistaken. I encourage all stockholders to review management's promises at the beginning of this year and the results that they just announced earlier this week. It is clearly time for change."

ISS also recommends that its clients vote FOR all the other proposals on the BLUE card, and not use the company's white proxy card.

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Media Inquiries:

Peter Duda
Weber Shandwick
212-445-8213
pduda@webershandwick.com

J.J. Rissi
Weber Shandwick
917-587-7090
jjrissi@webershandwick.com